Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES THIRD QUARTER 2023 RESULTS

Revenue of $370 million, down 7% sequentially and up 11% year-over-year.

Net loss of $14 million, as compared to net income of $9 million for the second quarter of 2023 and net loss of $18 million for the third quarter of 2022.

Adjusted EBITDA1 of $50 million, down 31% sequentially and up 4% year-over-year. Adjusted EBITDA margin1 of 14%, down sequentially from 18%.

Adjusted EBITDA, excluding $15 million of demobilization and other unrecoverable operating costs within the Company’s light well intervention, or LWI, business, of $66 million, down 15% sequentially and up 2% year-over-year. Adjusted EBITDA margin, excluding LWI-related unrecoverable operating costs, would have been 18%, down sequentially from 20%.

HOUSTON - October 26, 2023 – Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and nine months ended September 30, 2023.

Third Quarter 2023 Highlights

•	Revenue was $370 million compared to revenue of $397 million in the second quarter of 2023, a decrease of $27 million, or 7%, driven by lower activity, primarily in the North and Latin America (“NLA”) region.

•	Net loss for the third quarter of 2023 was $14 million, or $0.10 per diluted share, compared to net income of $9 million, or $0.08 per diluted share, for the second quarter of 2023. Adjusted net loss[1] for the third quarter of 2023 was $3 million, or $0.03 per diluted share, compared to adjusted net income for the second quarter of 2023 of $19 million, or $0.17 per diluted share.

•

Adjusted EBITDA was $50 million, a sequential decrease of $22 million, or 31%, primarily attributable to lower revenue, a less favorable activity mix, and demobilization and other unrecoverable operating costs within our light well intervention (“LWI”) business. For the three months ended September 30, 2023, Adjusted EBITDA includes LWI-related unrecoverable operating costs of $15 million. Adjusted EBITDA for the three months ended June 30, 2023, includes LWI-related unrecoverable operating costs of $6 million. Adjusted EBITDA margin for the third quarter of 2023 and second quarter of 2023 was 14% and 18%, respectively. Excluding LWI-related unrecoverable operating costs, Adjusted EBITDA for the third and second quarter of 2023 would have been $66 million and $78 million, and Adjusted EBITDA margin would have been 18% and 20%, respectively.

•

Net cash provided by operating activities for the third quarter of 2023 was $59 million compared to net cash provided by operating activities of $25 million for the second quarter of 2023, primarily driven by a favorable movement in net working capital of $46 million and a decrease in cash paid for exceptional costs of $7 million, partially offset by a decrease in Adjusted EBITDA of $22 million. Adjusted cash flow from operations[1] and cash conversion[1] for the third quarter of 2023 were $64 million and 127%, respectively, compared to $36 million and 50%, respectively, for the second quarter of 2023.

Michael Jardon, Expro Chief Executive Officer, noted, “Despite near-term volatility, the macro backdrop for energy services remains quite constructive and the international and offshore markets to which Expro is most leveraged are expected to be resilient, with increased upstream spending supporting a multi-year growth phase. Sequentially lower activity in the U.S. reflects a combination of what we expect will be short-term softness in the U.S. Gulf of Mexico and what we believe to be structural challenges for our tubular running services, or TRS, business within the well construction product line in several U.S. onshore markets. In addition to a dynamic operating environment, third quarter results were also negatively impacted by our suspension of vessel-deployed LWI operations. In sum, while Expro’s results for the third quarter fell short of expectations, we remain optimistic about the multi-year outlook for the energy services industry and Expro.

1.     A non-GAAP measure.

“As disclosed in our press release on September 27, 2023, we suspended vessel-deployed LWI operations during the quarter following a wire failure on the main crane of the third party-owned vessel working with Expro while the crane was suspending the subsea module (“SSM”) of Expro’s vessel-deployed LWI system. Results for the third quarter include the recognition of $15 million of unrecoverable operating costs. We are continuing to work with the relevant stakeholders and independent experts to assess the incident and plan the recovery operation, which we expect to be completed during the fourth quarter of 2023 or in early 2024. Third quarter results do not include an estimate for recovery and repair costs; however, based on the information that is currently available to us, we do not expect that such recovery and repair costs, net of insurance, will be material to Expro’s financial results. After we have recovered our equipment, we will be able to determine a path forward for our vessel-deployed LWI business, including when our LWI system will return to operational status, what alternative service delivery options and service partner options are available to the company, and the timing and cost (including potential damage claims) of completing customer work scopes for which our vessel-deployed LWI system was integral.

“In addition to LWI-related unrecoverable operating costs, third quarter financial results reflect lower activity and revenue in NLA within our well flow management and well construction product lines. Lower well test activity following a series of dry wells negatively impacted well flow management results and reduced drilling activity in the U.S. Gulf of Mexico and in the Caribbean negatively impacted offshore well construction results. We believe sequentially lower activity and revenue resulting from dry wells and rig schedules is transitory in nature and we are anticipating a rebound in NLA offshore activity in the coming quarters. In contrast, we believe the U.S. onshore market has structural challenges which will require structural solutions. To that end, we have begun to rationalize our U.S. onshore operating footprint and are beginning to re-deploy well construction equipment to select U.S. basins as well as international markets where we believe we can achieve better asset utilization, better pricing, and better returns.

“We also completed the previously announced acquisition of Houston-based, PRT Offshore at the beginning of October. This expansion to our portfolio will enable Expro to expand our offering of cost-effective, technology-enabled services and solutions within the subsea well access sector in NLA and accelerate the growth of PRT Offshore’s surface equipment offering in the Europe and Sub-Saharan Africa (“ESSA”) and Asia Pacific (“APAC”) regions.

“October 1, 2023, also marked the second anniversary of our completion of the business combination of Expro and Frank’s International through which we brought together two iconic brands and created one company focused on best-in-class safety and service delivery and sustainable value creation. While I am proud of our team and all that they have accomplished in the past two years, we still have work to do.”

Notable Awards and Achievements

Expro won three out of the four awards presented at the Offshore Technology Conference (“OTC”) Brasil Spotlight on New Technology Awards for our CentriFi™, Distributed Fiber Optic Sensing (“DFOS”) and QuikCure® technologies. The OTC Brazil Spotlight Awards program is an annual event celebrating the latest and most advanced technologies in offshore energy and showcases the company’s commitment to technological innovation and excellence in the offshore energy sector.

In addition, Expro has been shortlisted across four categories at the annual Global OWI Awards. Our DFOS and CoilHose™ technologies have been shortlisted for Best Example of Digital Innovation and Best Example of Platform Intervention, respectively. Expro has also been shortlisted for Intervention Champion of the Year and Energy Transition Pioneer of the Year.

Expro has also successfully delivered a well cementing project for a large international oil operator in the US Gulf of Mexico expanding our innovative Cure technology offering into the Western Hemisphere. Expro’s solution helped save approximately 18 hours of cement related drill-out, clean-out and waiting on cement (“WOC”) time compared to offset wells. By using our Cure technologies, the requirement for a shoetrack to be left in the casing string was eliminated, which helped the customer avoid previously experienced cement sheath-related challenges, while our QuickCure® solution materially reduced WOC time. This latest project highlights Expro’s commitment to provide cementing technology solutions that empower our clients to overcome operational challenges and reduce drilling time and cost.

In the Middle East and North Africa, one of our customers had a failed electric submersible pump on a production well in Oman for which Expro provided a non-explosive solution. Utilizing the Kinley check valve with non-explosive technology, together with gas lift stimulation, the non-producing well achieved 2,000 Bbls/Day of total production.

Finally, in the Asia Pacific region, Expro’s Octopoda™ annulus intervention technology is being utilized to assist with the remediation of sustained casing pressure for a major liquified natural gas (“LNG”) project. Following the success this project, Octopoda™ will be used on a two well trial project. Octopoda™ is the only certified annular intervention system in the world with a reduced environmental footprint that enables direct intervention of a live annulus without the expense of a heavy workover rig.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2023 to the results for the second quarter of 2023.

North and Latin America (NLA)

Revenue for the NLA segment was $105 million for the three months ended September 30, 2023, a decrease of $30 million, or 22%, compared to $135 million for the three months ended June 30, 2023. The decrease was due to generally lower U.S. onshore activity, offshore rigs undergoing maintenance and undertaking non drilling operations, and a number of dry wells in the region, resulting in lower well construction revenue in the U.S., Canada and Guyana and lower well flow management revenue in Mexico.

Segment EBITDA for the NLA segment was $20 million, or 19% of revenues, during the three months ended September 30, 2023, a decrease of $17 million, or 46%, compared to $37 million or 27% of revenues during the three months ended June 30, 2023. The decrease in Segment EBITDA and Segment EBITDA margin was attributable to lower activity and less favorable activity mix during the three months ended September 30, 2023.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $135 million for the three months ended September 30, 2023, a decrease of $3 million, or 2%, compared to $138 million for the three months ended June 30, 2023. The decrease in revenues was primarily driven by lower well construction revenue in Cyprus, Mozambique and Senegal and lower well flow management revenue due to a decrease in customer activity. The decrease in revenue was offset by increased subsea well access revenue, particularly in Congo and Angola.

Segment EBITDA for the ESSA segment was $39 million, or 29% of revenues, for the three months ended September 30, 2023, an increase of $4 million, or 12%, compared to $35 million, or 25% of revenues, for the three months ended June 30, 2023. The increase in Segment EBITDA and Segment EBITDA margin was attributable to a combination of a more favorable activity mix and increased activities on higher margin services during the three months ended September 30, 2023.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $58 million for the three months ended September 30, 2023, a decrease of $1 million, or 2%, compared to $59 million for the three months ended June 30, 2023. The decrease in revenue was driven by lower well flow management activity primarily in Saudi Arabia, partially offset by higher activity in Algeria.

Segment EBITDA for the MENA segment was $17 million, or 29% of revenues, for the three months ended September 30, 2023, a decrease of $2 million, or 9%, compared to $18 million, or 31% of revenues, for the three months ended June 30, 2023. The decrease in Segment EBITDA and Segment EBITDA margin was primarily due to lower activity and less favorable activity mix during the three months ended September 30, 2023.

Asia Pacific (APAC)

Revenue for the APAC segment was $71 million for the three months ended September 30, 2023, an increase of $6 million, or 10%, compared to $65 million for the three months ended June 30, 2023. The increase in revenue was primarily due to higher activity across all product lines, in particular, higher subsea well access revenue in China (product sales) and Australia (LWI activity).

Segment EBITDA for the APAC segment was ($4) million, or (6)% of revenues, for the three months ended September 30, 2023, a decrease of $8 million compared to $4 million, or 5% of revenues, for the three months ended June 30, 2023. The decrease in Segment EBITDA is attributable primarily to demobilization and other unrecoverable operating costs within our LWI business. For the three months ended September 30, 2023, Segment EBITDA includes LWI-related unrecoverable operating costs of $15 million. Segment EBITDA for the three months ended June 30, 2023 include LWI-related unrecoverable operating costs of $6 million. Excluding LWI-related unrecoverable operating costs, Segment EBITDA for the third and second quarter of 2023 would have been $11 million or 15% of revenue and $9 million or 14% of revenue, respectively.

Stock Repurchase Plan

On October 25, 2023, the Company’s Board of Directors (the “Board”) approved an extension to the stock repurchase program, which was set to expire on November 24, 2023.  Pursuant to the extended stock repurchase program, the Company is now authorized to acquire up to $100 million of its outstanding common stock through November 24, 2024 (the “Stock Repurchase Program”). Under the Stock Repurchase Program, the Company may repurchase shares of the Company’s common stock in open market purchases, in privately negotiated transactions or otherwise. The Stock Repurchase Program will be utilized at management’s discretion and in accordance with federal securities laws. The timing and actual numbers of shares repurchased will depend on a variety of factors including price, corporate requirements, the constraints specified in the Stock Repurchase Program along with general business and market conditions. The Stock Repurchase Program does not obligate the Company to repurchase any particular amount of common stock, and it could be modified, suspended or discontinued at any time.

Other Financial Information

The Company’s capital expenditures totaled $27 million in the third quarter of 2023, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $30 million to $40 million for the remainder of 2023.

As of September 30, 2023, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $257 million. The Company had outstanding long-term borrowings of $50 million as of September 30, 2023. The Company’s total liquidity as of September 30, 2023 was $337 million. Total liquidity includes $80 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for both the third quarter of 2023 and the second quarter of 2023 was approximately $13 million. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three and nine months ended September 30, 2023, also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

On October 6, 2023, the Company amended and restated its revolving credit facility (the “Amended and Restated Facility Agreement”) pursuant to an amendment and restatement agreement with DNB Bank ASA, London Branch, as agent, in order to extend the maturity of the facility for a further 36 months and increase the total commitments to $250 million, of which $167 million is available for drawdowns as loans and $83 million is available for letters of credit. The Company has the ability to increase the commitments to $350 million.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss third quarter 2023 results on Thursday, October 26, 2023, at 12:00 p.m. Central Time (1:00 p.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (929) 526-1599

Access ID: 385159

To listen via live webcast, please visit the Investor section of www.expro.com.

The third quarter 2023 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +44 (204) 525-0658

Access ID: 585102

Start Date: October 26, 2023, 3:00 p.m. CT

End Date: November 2, 2023, 11:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 7,800 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the 2021 merger of Frank’s International and Expro Group Holdings International Limited, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, volatility in the banking sector, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Total revenue	$369,818	$396,917	$334,351	$1,106,014	$928,452
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(315,825)	(318,948)	(283,695)	(924,420)	(779,808)
General and administrative expense, excluding depreciation and amortization expense	(15,437)	(16,186)	(18,593)	(44,908)	(47,943)
Depreciation and amortization expense	(37,414)	(37,235)	(34,825)	(109,386)	(105,229)
Merger and integration expense	(817)	(1,377)	(1,629)	(4,332)	(8,624)
Severance and other expense	(1,897)	(2,663)	(3,242)	(5,487)	(5,414)
Total operating cost and expenses	(371,390)	(376,409)	(341,984)	(1,088,533)	(947,018)
Operating income (loss)	(1,572)	20,508	(7,633)	17,481	(18,566)
Other (expense) income, net	(1,129)	(1,462)	432	(3,540)	1,672
Interest and finance (expense) income, net	(373)	(17)	1,502	(1,688)	3,227
(Loss) income before taxes and equity in income of joint ventures	(3,074)	19,029	(5,699)	12,253	(13,667)
Equity in income of joint ventures	2,495	2,805	3,510	7,736	10,141
(Loss) income before income taxes	(579)	21,834	(2,189)	19,989	(3,526)
Income tax expense	(13,307)	(12,539)	(15,405)	(30,931)	(29,550)
Net (loss) income	$(13,886)	$9,295	$(17,594)	$(10,942)	$(33,076)

Net (loss) income per common share:
Basic	$(0.13)	$0.09	$(0.16)	$(0.10)	$(0.30)
Diluted	$(0.13)	$0.08	$(0.16)	$(0.10)	$(0.30)
Weighted average common shares outstanding:
Basic	108,777,429	108,662,509	108,708,651	108,764,599	109,183,863
Diluted	108,777,429	109,381,977	108,708,651	108,764,599	109,183,863

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$255,323	$214,788
Restricted cash	1,688	3,672
Accounts receivable, net	412,642	419,237
Inventories	154,488	153,718
Assets held for sale	-	2,179
Income tax receivables	26,585	26,938
Other current assets	59,873	44,975
Total current assets	910,599	865,507

Property, plant and equipment, net	466,894	462,316
Investments in joint ventures	67,500	66,038
Intangible assets, net	213,447	229,504
Goodwill	229,131	220,980
Operating lease right-of-use assets	70,937	74,856
Non-current accounts receivable, net	10,350	9,688
Other non-current assets	8,047	8,263
Total assets	$1,976,905	$1,937,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$297,456	$272,704
Income tax liabilities	42,663	37,151
Finance lease liabilities	1,055	1,047
Operating lease liabilities	17,375	19,057
Other current liabilities	88,597	107,750
Total current liabilities	447,146	437,709

Long-term borrowings	50,000	-
Deferred tax liabilities, net	25,119	30,419
Post-retirement benefits	9,163	11,344
Non-current finance lease liabilities	12,563	13,773
Non-current operating lease liabilities	53,846	60,847
Other non-current liabilities	102,072	97,165
Total liabilities	699,909	651,257

Total stockholders’ equity	1,276,996	1,285,895
Total liabilities and stockholders’ equity	$1,976,905	$1,937,152

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(10,942)	$(33,076)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	109,386	105,229
Equity in income of joint ventures	(7,736)	(10,141)
Stock-based compensation expense	14,682	14,932
Change in fair value of investments	-	1,199
Elimination of unrealized profit on sales to joint ventures	3,520	-
Deferred taxes	(8,066)	(3,171)
Unrealized foreign exchange loss	1,725	6,544
Changes in assets and liabilities:
Accounts receivable, net	3,193	(105,814)
Inventories	(587)	(8,044)
Other assets	(15,279)	(1,289)
Accounts payable and accrued liabilities	29,269	18,792
Other liabilities	(15,422)	(2,154)
Income taxes, net	4,481	11,884
Dividends from joint ventures	2,754	2,985
Other	(5,450)	(10,650)
Net cash provided by (used in) operating activities	105,528	(12,774)

Cash flows from investing activities:
Capital expenditures	(84,623)	(50,606)
Payment for acquisition of business, net of cash acquired	(8,477)	-
Acquisition of technology	-	(7,967)
Proceeds from disposal of assets	2,013	6,579
Proceeds from sale / maturity of investments	288	11,386
Net cash used in investing activities	(90,799)	(40,608)

Cash flows from financing activities:
Release of (cash pledged for) collateral deposits, net	350	(131)
Payments of loan issuance and other transaction costs	-	(132)
Proceeds from long-term borrowings	50,000	-
Acquisition of common stock	(10,011)	(12,996)
Payment of withholding taxes on stock-based compensation plans	(2,436)	(4,145)
Repayment of financed insurance premium	(6,733)	(5,074)
Repayment of finance leases	(1,296)	(855)
Net cash provided by (used in) financing activities	29,874	(23,333)

Effect of exchange rate changes on cash and cash equivalents	(6,052)	(6,418)
Net increase (decrease) to cash and cash equivalents and restricted cash	38,551	(83,133)
Cash and cash equivalents and restricted cash at beginning of period	218,460	239,847
Cash and cash equivalents and restricted cash at end of period	$257,011	$156,714

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$34,722	$20,529
Cash paid for interest, net	1,456	2,890
Change in accounts payable and accrued expenses related to capital expenditures	1,432	2,508

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2023		2023		2022		2023		2022
NLA	$105,252	28%	$134,830	34%	$134,574	40%	$366,310	33%	$368,129	40%
ESSA	135,395	37%	138,062	35%	99,809	30%	387,105	35%	271,998	29%
MENA	58,057	16%	59,163	15%	50,030	15%	168,165	15%	146,108	16%
APAC	71,114	19%	64,862	16%	49,938	15%	184,434	17%	142,217	15%
Total	$369,818	100%	$396,917	100%	$334,351	100%	$1,106,014	100%	$928,452	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2023		2023		2022		2023		2022
NLA	$19,967	19%	$36,703	27%	$39,743	30%	$88,544	24%	$100,083	27%
ESSA	39,268	29%	34,964	25%	17,760	18%	95,017	25%	44,502	16%
MENA	16,871	29%	18,491	31%	14,667	29%	49,930	30%	43,882	30%
APAC (5)(6)	(4,286)	(6)%	3,452	5%	(8,617)	(17)%	(3,532)	(2)%	1,177	1%
	71,820		93,610		63,553		229,959		189,644
Corporate costs(4)	(24,070)		(24,810)		(18,849)		(73,961)		(63,626)
Equity in income of joint ventures	2,495		2,805		3,510		7,736		10,141
Adjusted EBITDA (5)(7)	$50,245	14%	$71,605	18%	$48,214	14%	$163,734	15%	$136,159	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	APAC Segment EBITDA and Adjusted EBITDA for the three months ended September 30, 2023 includes LWI-related demobilization and other unrecoverable operating costs of $15 million. Excluding LWI-related unrecoverable operating costs, for the three months ended September 30, 2023 APAC Segment EBITDA would have been $11 million and Adjusted EBITDA would have been $66 million. APAC Segment EBITDA margin would have been 15% and Adjusted EBITDA margin would have been 18%. APAC Segment EBITDA and Adjusted EBITDA for the three months ended June 30, 2023 includes LWI-related unrecoverable operating costs of $6 million. Excluding LWI-related unrecoverable operating costs, for the three months ended June 30, 2023 APAC Segment EBITDA would have been $9 million and Adjusted EBITDA would have been $78 million. APAC Segment EBITDA margin would have been 14% and Adjusted EBITDA margin would have been 20%.

(6)	Excluding $17 million of mobilization, start-up and commissioning costs during the three months ended September 30, 2022, Segment EBITDA would have been $8 million and Segment EBITDA margin would have been 16%.

(7)	Excluding $17 million of mobilization, start-up and commissioning costs during the three months ended September 30, 2022, Adjusted EBITDA would have been $66 million and Adjusted EBITDA margin would have been 19%.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2023		2023		2022		2023		2022
Well construction	$116,293	31%	$143,719	36%	$129,455	39%	$388,277	35%	$362,684	39%
Well management(1)	253,525	69%	253,198	64%	204,896	61%	717,737	65%	565,768	61%
Total	$369,818	100%	$396,917	100%	$334,351	100%	$1,106,014	100%	$928,452	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Total revenue	$369,818	$396,917	$334,351	$1,106,014	$928,452

Cost of revenue, excluding depreciation and amortization expense	(315,825)	(318,948)	(283,695)	(924,420)	(779,808)
Indirect costs (included in cost of revenue)	62,772	56,605	58,097	184,198	178,522
Stock-based compensation expense	1,789	2,049	2,383	5,212	6,192
Direct costs (excluding depreciation and amortization expense) (3)	(251,264)	(260,294)	(223,215)	(735,010)	(595,094)
Contribution (5)(6)	$118,554	$136,623	$111,136	$371,004	$333,358

Contribution margin (6)	32%	34%	33%	34%	36%

Support Costs(4):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Cost of revenue, excluding depreciation and amortization expense	$315,825	$318,948	$283,695	$924,420	$779,808
Direct costs (excluding depreciation and amortization expense)	(251,264)	(260,294)	(223,215)	(735,010)	(595,094)
Stock-based compensation expense	(1,789)	(2,049)	(2,383)	(5,212)	(6,192)
Indirect costs (included in cost of revenue)	62,772	56,605	58,097	184,198	178,522
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	7,961	11,288	8,321	30,749	28,697
Total support costs	$70,733	$67,893	$66,418	$214,947	$207,219

Total support costs as a percentage of revenue	19%	17%	20%	19%	22%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Contribution for the three months ended September 30, 2023 includes LWI-related demobilization and other unrecoverable operating costs of $15 million. Excluding LWI-related unrecoverable operating costs, Contribution and Contribution Margin for the third quarter of 2023 would have been $135 million and 36%, respectively. Contribution for the three months ended June 30, 2023 include LWI-related unrecoverable operating costs of $6 million. Excluding LWI-related unrecoverable operating costs, Contribution and Contribution Margin for the second quarter of 2023 would have been $143 million and 36%, respectively.

(6)	Excluding $17 million of mobilization, start-up and commissioning costs during the three months ended September 30, 2022, Contribution would have been $128 million and Contribution margin would have been 38%.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Total revenue	$369,818	$396,917	$334,351	$1,106,014	$928,452

Net (loss) income	$(13,886)	$9,295	$(17,594)	$(10,942)	$(33,076)

Income tax expense	13,307	12,539	15,405	30,931	29,550
Depreciation and amortization expense	37,414	37,235	34,825	109,386	105,229
Merger and integration expense	817	1,377	1,629	4,332	8,624
Severance and other expense	1,897	2,663	3,242	5,487	5,414
Other expense (income), net	1,129	1,462	(432)	3,540	(1,672)
Stock-based compensation expense	4,934	5,577	4,684	14,682	14,932
Foreign exchange loss	4,260	1,440	7,957	4,630	10,385
Interest and finance expense (income), net	373	17	(1,502)	1,688	(3,227)
Adjusted EBITDA (1)(2)	$50,245	$71,605	$48,214	$163,734	$136,159

Adjusted EBITDA margin (2)	14%	18%	14%	15%	15%

(1)	Adjusted EBITDA for the three months ended September 30, 2023 includes LWI-related demobilization and other unrecoverable operating costs of $15 million. Excluding LWI-related unrecoverable operating costs, for the three months ended September 30, 2023 Adjusted EBITDA would have been $66 million and Adjusted EBITDA margin would have been 18%. Adjusted EBITDA for the three months ended June 30, 2023 includes LWI-related unrecoverable operating costs of $6 million. Excluding LWI-related unrecoverable operating costs, for the three months ended June 30, 2023 Adjusted EBITDA would have been $78 million and Adjusted EBITDA margin would have been 20%.

(2)	Excluding $17 million of mobilization, start-up and commissioning costs during the three months ended September 30, 2022, Adjusted EBITDA would have been $66 million and Adjusted EBITDA margin would have been 19%.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$58,841	$25,358	$(667)	$105,528	$(12,774)
Cash (received) paid for interest, net	910	(420)	891	1,456	2,890
Cash paid for merger and integration expense	1,614	9,076	5,525	13,014	22,994
Cash paid for severance and other expense	2,208	1,999	2,501	6,779	3,273
Adjusted Cash Flow from Operations	$63,573	$36,013	$8,250	$126,777	$16,383

Adjusted EBITDA	$50,245	$71,605	$48,214	$163,734	$136,159

Cash conversion (1)	127%	50%	17%	77%	12%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Net (loss) income	$(13,886)	$9,295	$(17,594)	$(10,942)	$(33,076)
Adjustments:
Merger and integration expense	817	1,377	1,629	4,332	8,624
Severance and other expense	1,897	2,663	3,242	5,487	5,414
Stock-based compensation expense	4,934	5,577	4,684	14,682	14,932
Total adjustments, before taxes	7,648	9,617	9,555	24,501	28,970
Tax benefit	-	(32)	(21)	(43)	(454)
Total adjustments, net of taxes	7,648	9,585	9,534	24,458	28,516
Adjusted net (loss) income	$(6,238)	$18,880	$(8,060)	$13,516	$(4,560)

As reported diluted weighted average common shares outstanding	108,777,429	109,381,977	108,708,651	108,764,599	109,183,863

As reported net (loss) income per diluted share	$(0.13)	$0.08	$(0.16)	$(0.10)	$(0.30)
Adjusted net (loss) income per diluted share	$(0.06)	$0.17	$(0.07)	$0.12	$(0.04)